Exhibit 99.2
ENVIRONMENTAL TECTONICS CORPORATION
REPORTS RECEIPT OF NON-COMPLIANCE NOTICE FROM AMEX
               Southampton, PA: October 18, 2007 – Environmental Tectonics Corporation (AMEX: ETC) (“ETC” or the “Company”) today announced that it has received a letter from the American Stock Exchange (“AMEX”) that the Company was not in compliance with Sections 134 and 1101 of the AMEX Company Guide which requires timely filing with AMEX of all documents required to be filed with the Securities and Exchange Commission. As the Company disclosed in its Form 12b-25 filed on October 9, 2007, the Company’s Form 10-Q (“10-Q”) for the fiscal quarter ended August 24, 2007 was not able to be filed by October 9, 2007. The Company has also not been able to file its 10-Q within the 5-day extension period permitted by Rule 12b-25. The failure to file the 10-Q by October 15, 2007 has resulted in the non-compliance determination with Sections 134 and 1101 of the AMEX Company Guide. The Company previously reported on July 18, 2007 that it had received a similar letter of non-compliance from the AMEX as a result of the Company’s failure to file its Quarterly Report on Form 10-Q for the fiscal quarter ended May 25, 2007.
               The non-compliance with Sections 134 and 1101 of the AMEX Company Guide makes the Company’s common stock subject to being delisted from the American Stock Exchange. In accordance with the procedures of the American Stock Exchange, the Company on October 15, 2007, published a press release noting its delay in the filing of its 10-Q and also announced preliminary results for the fiscal second quarter of fiscal 2008, which ended on August 24, 2007. The release of this information has allowed the Company’s stock to continue to be traded, subject to additional AMEX Company Guide requirements.
               On August 14, 2007, the Company submitted a plan to the American Stock Exchange advising them of the actions that it intends to take to bring the Company into compliance with Sections 134 and 1101 of the AMEX Company guide by January 17, 2008. On September 24, 2007, the Company received notification from the AMEX that the Company’s plan to regain compliance had been accepted and that the Company’s listing would be continued until January 17, 2008.
               An indicator has been added to the Company’s trading symbol noting the Company’s non-compliance with Sections 134 and 1101 of the AMEX Company Guide until such time as the Company regains compliance with the applicable listing standards.
               As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended February 23, 2007, in May 2003, the Company had filed a certified claim with the Department of the Navy (the “Government”) seeking costs totaling in excess of $5.0 million in connection with a contract for submarine rescue decompression chambers. As of February 23, 2007, the Company had recorded $3.0 million in claims receivable for this claim. The Company

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had also previously disclosed, in a Current Report on Form 8-K dated June 28, 2007, that on June 14, 2007, the Government had amended its Answer to the Company’s claim to add counterclaims. On June 27, 2007, the Company and the Government filed a Joint Motion to Dismiss with prejudice all of the Company’s claims against the Government in connection with this contract. The Joint Motion to Dismiss was granted on June 28, 2007.
               In June 2007, the Company reached a tentative settlement, subject to necessary governmental approvals, regarding the Government’s counterclaims, whereby the Company agreed to pay to the Government $3.3 million and transfer the submarine rescue decompression chambers to the Government, at which time the Company will have no further obligations or claims under this contract. In September 2007, at the Government’s request, the Company agreed to increase the amount to be paid to the government from $3.3 million to $3.55 million. It is not known at this time how long the approval process will take and there can be no assurance that such settlement will be finalized or approved. In the event that the settlement is not approved, the litigation regarding the Government’s counterclaims will continue.
               In connection with the tentative settlement agreement, the Company had recorded a net pre-tax charge of $5.9 million in the first quarter of fiscal 2008, comprised of $6.4 million of claim costs partially offset by $.5 million of previously reserved contract revenue. An additional $250,000 charge was recorded in the second quarter of fiscal 2008.
               The Company expects to fund the $3.55 million cash payment required by the settlement agreement with a combination of cash on hand and through an additional investment by H. F. Lenfest, a significant shareholder and member of the Company’s Board of Directors, which was completed on August 23, 2007.
               Effective October 2, 2007, the U. S. Navy suspended ETC from performing work for the federal government pursuant to the Federal Acquisition Regulations. On October 10, 2007, representatives from ETC and the Company’s attorneys met with the Navy’s suspending official to discuss the suspension. At this point it is not known how long the suspension will continue.
               The Company continues to analyze the impact of the tentative settlement with the Government on its financial statements and the Audit Committee of the Company’s Board of Directors is reviewing the circumstances related thereto. This review has not been completed as of this date. The Company currently intends to complete this review and file its Quarterly Reports on Form 10-Q for the quarterly periods ended May 25, 2007 and August 24, 2007 on or before January 17, 2008.

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          ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.
          This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, ”will”, ”should”, ”could”, ”would”, ”expect”, ”plan”, ”anticipate”, ”believe”, ”estimate”, ”continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 23, 2007.
Contact: Duane D. Deaner, CFO                                   Tel: 215-355-9100     (ext. 1203)                                   Fax: 215-357-4000
ETC – Internet Home Page:     http://www.etcusa.com

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